                                                                    EXHIBIT 99.3

                              AMENDED AND RESTATED

                            ASSET PURCHASE AGREEMENT

                          DATED AS OF DECEMBER 4, 2001,

                                  BY AND AMONG

                              ZILA, INC. ("ZILA"),

                  RYKER DENTAL OF KENTUCKY, INC. ("SELLER") AND

                          PRACTICEWARES, INC. ("BUYER")

                  AMENDED AND RESTATED ASSET PURCHASE AGREEMENT

         THIS AMENDED AND RESTATED ASSET PURCHASE AGREEMENT (the "Agreement"), is made and entered into as of the 4th day of December, 2001, by and among ZILA, INC., a Delaware corporation ("Zila"), RYKER DENTAL OF KENTUCKY, INC. D/B/A ZILA DENTAL SUPPLY, a Kentucky corporation (the "Seller") and PRACTICEWARES, INC., a Delaware corporation ("Buyer"). Zila, Seller and Buyer are referred to collectively herein as the "Parties."

                                    RECITALS:

         A. Seller is engaged, among other businesses, in that certain mail order business known as "Zila Dental Supply" (the "Acquired Business"). Buyer acknowledges that Seller also has a "full-service" business (the "FS Business"), the assets of which are not being acquired by Buyer, as such assets are not used in the Acquired Business, and which Buyer acknowledges that the Seller is concurrently selling to another party (the "FS Buyer"). All assets used exclusively in the FS Business are part of the "Excluded Assets" hereunder. To the extent that certain assets are used in both the Acquired Business and the FS Business, the Parties' intent is to arrange for joint utilization of such assets (as further set forth in this Agreement) with the goal of protecting and maximizing the value of the respective assets purchased by the Buyer and the FS Buyer, respectively.

         B. Zila owns one hundred percent (100%) of the issued and outstanding shares of the capital stock of Bio-Dental Technologies Corporation, a California corporation ("Bio-Dental") and Bio-Dental owns one hundred percent (100%) of the issued and outstanding shares of the capital stock of Seller.

         C. On the terms and subject to the conditions set forth herein, the Parties desire to enter into this Agreement, pursuant to which Buyer will purchase from Seller and Seller will sell to Buyer, substantially all of Seller's assets and properties relating to the Acquired Business, and Buyer agrees to assume certain identified liabilities of Seller relating to the Acquired Business.

                                   COVENANTS:

         In consideration of $100.00, the mutual representations, warranties and covenants contained herein and subject to the conditions herein contained, and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged conclusively, the parties hereto, intending to be legally bound, hereby agree as follows:

1.       PURCHASE AND SALE OF THE ASSETS.

         1.1. Purchased Assets. On the terms and subject to the conditions contained in this Agreement, on the Closing Date (as hereinafter defined), Buyer shall purchase from Seller, and Seller shall sell, assign and deliver to Buyer, the Purchased Assets (as hereinafter defined), free and clear of all liens, security interests, options, charges and other restrictions whatsoever (hereinafter referred to as "Encumbrances") except for the Permitted Encumbrances referenced in Section 4.7.1 below. The term "Purchased Assets" shall mean all the assets, properties, rights, titles and interests (including without limitation those certain licenses to the Other Intangible Assets (as hereafter defined)) of every kind and nature, whether tangible or intangible, and wherever located and by whomever possessed, related exclusively to the Acquired Business or otherwise designated herein as Purchased Assets as of the Closing Date including, without limitation, all of the following assets (but excluding all "Excluded Assets" as defined in Section 1.2):

                  1.1.1. Cash in the amount of $542,000 (the "Working Capital Cash"); provided, that the Working Capital Cash shall not be included as an asset on the Closing Date Balance Sheet (as defined herein), shall be excluded from the calculation of the Net Worth Adjustment (as described in Section 2.1.1. herein) and shall be included in the principal amount of the Senior Note A (as defined herein);

                  1.1.2. All prepayments and prepaid expenses included on the Closing Date Balance Sheet (as defined herein) (including, without limitation, any and all prepaid insurance premiums, lease payments and deposits and customer deposits (the "Prepayments"), all of which are set forth on SCHEDULE 1.1.2 attached hereto;

                  1.1.3. All inventories of products, merchandise, work-in-process, finished goods, scrap, raw materials, supplies and parts relating to the Acquired Business, including, without limitation, all of Seller's inventory of items (excluding those certain items of inventory set forth on SCHEDULE 1.1.3 (the "Excluded Inventory")) included in Seller's most recent mail order catalog, ZDS part number 00100106 dated June 1, 2001, and all Obsolete Inventory, Excess Inventory, Heat Sensitive Inventory and Expired Inventory (each as defined herein);

                  1.1.4. All rights existing under all supply and distribution agreements and arrangements, sales and purchase agreements and orders related to the Acquired Business (including unfilled orders for products and services of the Acquired Business), customer contracts and license agreements, real and personal property leases, license agreements, consulting agreements, confidentiality and non-disclosure agreements, including, without limitation, such agreements with current or prior customers and current or prior employees, agents, officers and directors ("Confidentiality Agreements"), and under all other contracts, agreements and arrangements, except for those agreements, arrangements, orders and leases set forth on SCHEDULE 1.1.4 attached hereto;

                  1.1.5. All of Seller's interest as lessee under a lease of real property located at 11291 Sunrise Park Drive, Rancho Cordova, California, including all options to renew or extend the term of any real property leases or to purchase all or any part of such property;

                  1.1.6. All of Seller's interest as lessee under leases of personal property used in connection with the Acquired Business, including all options to renew or extend the term of such personal property leases or to purchase all or any part of such personal property;

                  1.1.7. All lists and records pertaining to customer accounts (whether past or current), suppliers, distributors, personnel and agents and all other books, ledgers, files, documents, correspondence and business records relating to the Acquired Business;

                  1.1.8. All claims, deposits, warranties, guarantees, refunds, causes of action, rights of recovery, rights of set-off and rights of recoupment of every kind and nature, other than those relating exclusively to Excluded Assets or Excluded Liabilities (each as defined below);

                  1.1.9. All software owned by Seller or under development by Seller, all of Seller's interest in third-party software that is either offered or provided to customers of the Seller when Seller's software is licensed to such customers or used by Seller to provide services to customers of Seller, and all of Seller's interest in other software that is licensed or marketed to or from third parties or otherwise used by Seller for any purpose whatsoever (collectively, the "Software") and all data and documentation, including prior versions and releases applicable to any operating environment and in any format related to the Software, except as disclosed on SCHEDULE 1.1.9;

                  1.1.10. All of Seller's (and all of Seller's right to use any third party's) trademarks, copyrights, patents, registrations and applications for registration, flow charts, specifications, designs and plans and any other Intellectual Property (as defined in Section 4.9.1 herein) used exclusively by the Acquired Business and all goodwill associated therewith and any other proprietary rights in the foregoing, and any copies and tangible embodiments of the foregoing, along with, the toll-free phone numbers and a license to use certain assets, each as set forth in the Transition Agreement defined in Section
8.9. and incorporated by reference herein (collectively, the "Other Intangible Assets");

                  1.1.11. All permits, licenses, franchises, orders, registrations, certificates, variances, approvals and similar rights necessary for the conduct of the Acquired Business obtained from governments and governmental agencies and all data and records pertaining thereto;

                  1.1.12. All insurance, warranty and condemnation proceeds received after the Closing Date with respect to damage, non-conformances of or loss to the Purchased Assets;

                  1.1.13. All rights to receive mail and other communications addressed to Seller and relating to the Purchased Assets including, without limitation, accounts receivable payments;

                  1.1.14. All fixed assets, furniture, equipment and other tangible personal property related to the Acquired Business, whether owned, leased or otherwise (including, without limitation, items which, have been fully depreciated or expensed), including, without limitation, the assets set forth on
SCHEDULE 1.1.14 attached hereto;

                  1.1.15. All books, records, ledgers, files, documents, correspondence, lists, studies and reports and other printed or written materials related to the Acquired Business;

                  1.1.16. All accounts, notes and other receivables, including, without limitation, all receivables from any current or former employee of Seller related to the Acquired Business (collectively, the "Receivables"); and

                  1.1.17. All goodwill as a going concern and associated with the items listed above (including, without limitation, the goodwill associated with (i) the items referred to in Sections 1.1.9, 1.1.10 and 1.1.11 above and
(ii) all telephone numbers (subject to the limitations defined herein), facsimile numbers and the Internet pages owned and used by Seller in connection with the Acquired Business).

         1.2. Excluded Assets. Notwithstanding the foregoing, the following assets are expressly excluded from the purchase and sale contemplated hereby (the "Excluded Assets") and, as such, are not included in the Purchased Assets:

                  1.2.1. Seller's rights under or pursuant to this Agreement (including, without limitation, Seller's rights to the Purchase Price);

                  1.2.2. Seller's rights under that certain Lease dated January 26, 2000, by and between Winmar Corporation and Seller relating to the real property located at 172 Lisle Industrial Avenue, Lexington, Kentucky;

                  1.2.3. The Excluded Inventory;

                  1.2.4. Seller's general ledger, accounting records, minute books and corporate seal; provided that Buyer shall be given copies upon request of the general ledger and accounting records for any calendar year beginning on or after January 1, 1996, as such documents exist as of the Closing Date;

                  1.2.5. Any right to receive mail and other communications addressed to Seller relating exclusively to the Excluded Assets or to all liabilities other than the Assumed Liabilities (as defined in Section 2.2 below);

                  1.2.6. The names "The Supply House," "Ryker Dental," "Ryker Dental of Kentucky" and "Zila Dental Supply," and the uniform resource locator known as "http://www.ziladentalsupply.com" (the "ZDS URL"), subject to the rights set forth in Section 6.6; and

                  1.2.7. Those assets of Seller which are set forth on SCHEDULE 1.2.7.

2.       PURCHASE PRICE; ASSUMPTION OF LIABILITIES.

         2.1. Amount of Purchase Price. In consideration for the purchase of the Purchased Assets, Buyer agrees to (i) assume the Assumed Liabilities; (ii) issue to Seller a promissory note (the "Senior Note A") in the principal amount of Six Million One Hundred Ninety-Four Thousand Two Hundred and No/100 Dollars ($6,194,200.00) substantially in the form of EXHIBIT A-1 attached hereto; (iii) issue to Seller a promissory note (the "Senior Note B") in the principal amount of One Million Two Hundred Thousand and No/100 Dollars ($1,200,000.00) substantially in the form of EXHIBIT A-2 attached hereto and (iv) issue to Seller a promissory note (the "Junior Note") in the principal amount of One Million One Hundred Forty-Seven Thousand Eight Hundred and No/100 Dollars ($1,147,800.00) substantially in the form of EXHIBIT A-3 attached hereto. The "Purchase Price" shall be equal to the sum of the Assumed Liabilities, the

Senior Note A, the Senior Note B and the Junior Note, subject to the adjustments set forth in Sections 2.1.1 and 2.1.2 below.

                  2.1.1. Net Worth Adjustment. The Purchase Price will be subject to adjustment as described in this Section 2.1.1 below.

                          A. Within sixty (60) days after the Closing Date,
Seller will deliver to Buyer a calculation of the net worth of the Acquired Business as of the close of business on the day immediately preceding the Closing Date (the "Closing Date Net Worth"). For purposes hereof, Closing Date Net Worth shall be equal to (i) the total assets of the Acquired Business as reflected on a balance sheet (the "Closing Date Balance Sheet") of the Acquired Business as of the close of business on the day immediately preceding the Closing Date (excluding the Excluded Assets); less (ii) the total liabilities of the Acquired Business as of the close of business on the day immediately preceding the Closing Date (excluding the Excluded Liabilities). The Closing Date Balance Sheet shall be audited by Deloitte & Touche, L.L.P. At Closing, Seller shall deliver a good faith estimate of the Closing Date Balance Sheet.

                          B. Buyer will have until the later of (i) thirty (30)
days from receipt of the Closing Date Balance Sheet or (ii) the maturity date of the Senior Note A, to object to the calculation of the Closing Date Net Worth contained therein by delivering written notice to Seller. If Seller does not receive notice of an objection within such time, the Closing Date Balance Sheet prepared by Seller will be final and binding on the parties. If Buyer timely notifies Seller of an objection, the parties will have thirty (30) days from the date of Buyer's notice to resolve the objection. If the parties do not resolve the objection within such time, either Seller or Buyer may submit the dispute to Ernst & Young, L.L.P. (the "Independent Auditors") for resolution, and such resolution will be final and binding on the parties. The fees and expenses of the Independent Auditors will be borne by Seller and Buyer in proportion to the respective differences between their positions submitted to the Independent Auditors and the final determination of the Independent Auditors.

                          C. The Closing Date Balance Sheet will be prepared in
accordance with generally accepted accounting principles in the United States ("GAAP"), with all costs associated with the preparation of the Closing Date Balance Sheet borne by Seller. The Closing Date Balance Sheet shall be subject to and prepared in conformity with year-end audit accrual and estimation policies of the Seller such that all pro-rata adjustments, accruals, reserves, allowances and similar year-end adjustments are prepared for and included in the Closing Date Balance Sheet, as if the Closing Date Balance Sheet were a year-end statement; provided, further, that in the event any accounting matter is not treated in conformity with GAAP in the Seller's historical financial statements, whether or not consistently applied in such non-conforming manner, the standard required by GAAP shall be followed regardless of materiality. Notwithstanding the foregoing, the parties hereby agree that, regardless of whether otherwise required by GAAP, or whether inconsistent with the past accounting practices of the Seller, the Closing Date Balance Sheet shall be adjusted as follows:

                                (i) The Closing Date Balance Sheet shall not
reflect any accruals for the expenses associated with the preparation of the Closing Date Balance Sheet;

                                (ii) The Closing Date Balance Sheet shall not
reflect any fees and expenses incurred by Seller in connection with the negotiation and preparation of this Agreement and the consummation of the transactions contemplated hereby;

                                (iii) The Closing Date Balance Sheet shall be
adjusted to exclude any adjustment involving the write-up of any asset of the Acquired Business and to exclude any transaction or adjustment that does not relate to the operation of the Acquired Business in the ordinary course of business and consistent with past practice unless approved in writing by Buyer; and

                                (iv) The inventory value shall exclude all items
of Obsolete Inventory and Excess Inventory (as hereinafter defined).

                          D. "Obsolete Inventory" means any items of inventory
for which there has been no usage or sales by the Acquired Business or the FS Business during the twelve (12) months preceding the Closing Date. Such definition shall further include items on-hand or on-order which are currently not included in the Seller's most recently published and distributed master catalog, but shall exclude the Excluded Inventory, and items of inventory that have been added to the inventory master list within the last six (6) months and are reasonably determined by the Buyer to be appropriate inventory for the Acquired Business as listed on SCHEDULE 2.1.1.D (the "Additional Inventory").

                          E. "Excess Inventory" means any quantities of an item
of inventory which represents more than twelve (12) months requirements based on the prior twelve (12) months' usage of the Acquired Business and the FS Business. Such definition shall exclude the Excluded Inventory and the Additional Inventory.

                          F. The Purchase Price will be reduced if the Closing
Date Net Worth reflected on the Closing Date Balance Sheet is less than Three Million Nine Hundred Seventy-Two Thousand Five Hundred Eighty-Nine and No/100 Dollars ($3,972,589.00). The actual amount of the reduction shall be the amount of such deficiency.

                          G. The Purchase Price will be increased if the Closing
Date Net Worth reflected on the Closing Date Balance Sheet is greater than Three Million Nine Hundred Seventy-Two Thousand Five Hundred Eighty-Nine and No/100 Dollars ($3,972,589.00).

                          H. If there is an adjustment in the Purchase Price
pursuant to this Section 2.1.1, within ten (10) days after final determination of the adjustment (whether by Buyer's failure to object, agreement of the parties or determination by the Independent Auditors), Seller or Buyer, as applicable, will pay the applicable amount as follows: (i) 70.65% of the applicable amount shall be paid by wire transfer of immediately available funds to the account(s) designated by Seller or Buyer, as applicable and (ii) 29.35% of the applicable amount shall be paid by reducing or increasing, as applicable, the face amount of the Junior Note, or the Senior Note B in the event that Buyer's obligations under the Junior Note have been satisfied; provided, however, if the amount of an increase in the Purchase Price exceeds Two Hundred Fifty

Thousand and No/100 Dollars ($250,000.00), one hundred percent (100%) of such excess amount shall be added to the face amount of the Junior Note.

                  2.1.2. Computer Software Adjustment. Attached hereto as
SCHEDULE 2.1.2 is a list of all Software currently used by the Acquired Business in connection with its operations (the "Third Party Software"). The Parties hereby agree that in the event that the Seller is unable to provide evidence of valid licenses granting the Seller the right to use all of the Third Party Software on or before the Closing Date, the face amount of the Senior Note A shall be reduced by an amount equal to the aggregate cost (the "Software Replacement Cost") of purchasing valid licenses for the unlicensed Third Party Software. The Software Replacement Cost shall be reasonably determined by the Buyer.

         2.2. Assumed Liabilities. Buyer agrees to and shall at the Closing assume and agree to pay, discharge and perform when lawfully due only those liabilities, contracts, commitments and other obligations of Seller that are listed on SCHEDULE 2.2 hereto (the "Assumed Liabilities"). Seller agrees to satisfy and discharge all debts, liabilities and obligations of Seller other than the Assumed Liabilities as they come due in the ordinary course of business, whether known at the Closing or thereafter determined, and Seller expressly agrees to hold Buyer harmless with respect thereto. The undertakings of Buyer referred to in this Section 2.2 shall not in any way limit Buyer's right of recourse for any breach of the covenants, representations, or warranties of Seller contained in this Agreement. The assumption by Buyer of the Assumed Liabilities shall be construed so that none of the Assumed Liabilities shall be expanded, increased, broadened, or enlarged as to rights or remedies that any third party might have had against Seller had the acquisition of the Acquired Business by Buyer not taken place. Nothing in this Agreement shall be deemed or construed to foreclose either Buyer or Seller from contesting in good faith the duties and liabilities to third parties that are assumed by Buyer pursuant to this Agreement or retained by Seller pursuant to this Agreement. On the Closing Date, Buyer shall deliver to Seller an instrument, substantially in the form of EXHIBIT G, pursuant to which it will assume the Assumed Liabilities.

         2.3. Excluded Liabilities. Notwithstanding any other provision of this Agreement, except for the Assumed Liabilities expressly specified in Section 2.2, Buyer shall not assume, and shall have no liability for, any debts, liabilities, obligations, expenses, taxes, contracts or commitments of the Seller or the Acquired Business of any kind, character or description, whether accrued, absolute, contingent or otherwise, arising out of any act or omission occurring or state of facts existing prior to or on the Closing Date including, but not limited to, (i) all liabilities of Seller for federal, state, local or foreign taxes arising by reason of the sale of the Acquired Business or attributable to the operations of the Acquired Business for any taxable year or portion thereof ending prior to the Closing Date or arising out of the conduct of the Acquired Business prior to the Closing Date; (ii) all liabilities or obligations arising out of the termination of any employees of the Acquired Business prior to or concurrent with the Closing; (iii) any liability of Seller related to the consummation of the transactions contemplated herein or required to be paid by Seller pursuant hereto, (iv) any liability of Seller that becomes a liability of Buyer under any bulk transfer law of any jurisdiction, under any common law doctrine of de facto merger or successor liability, or otherwise by operation of law; (v) any liability with respect to any salary, bonus, wages, or other compensation of any kind owed by Seller to employees of

Seller for services rendered on or prior to the Closing Date, including any liability arising under the Employment Agreement, dated as of April 3, 2001, by and among the Seller and Timothy J. Purdy and (vi) against which Seller is insured or otherwise indemnified by others, to the extent of the applicable insurance policy or indemnity limit (collectively, the "Excluded Liabilities" and individually, an "Excluded Liability"). Seller shall remain fully liable for the Excluded Liabilities.

         2.4. Allocation of the Purchase Price. Within a reasonable time after the Closing Date Balance Sheet has been finally determined pursuant to Section 2.1.1, the parties shall execute the Allocation Agreement substantially in the form of EXHIBIT B (including appropriate adjustment to SCHEDULE 1 thereto) attached hereto.

         2.5. Transfer Taxes and Fees. Seller shall be responsible for any documentary and transfer taxes and any sales, use or other taxes imposed by reason of the transfer of assets provided hereunder and any deficiency, interest or penalty asserted with respect thereto.

         2.6. Security Agreements; Pledge Agreement. The Senior Note A and the Senior Note B shall be secured by a security agreement substantially in the form of EXHIBIT C-1 attached hereto (the "Senior Security Agreement") providing the Seller with a senior security interest in all of the Purchased Assets. The Junior Note shall be secured by a security agreement substantially in the form of EXHIBIT C-2 attached hereto (the "Junior Security Agreement") providing the Seller with a security interest in all of the Purchased Assets, which shall be subordinate to the security interest securing payment of the Senior Note A and the Senior Note B (the "Senior Notes"), and any security interest in some or all of the Purchased Assets (the "Security Interest") granted hereafter by Buyer to a bank, a lending institution regularly engaged in the business of lending money or a specialty finance company (the "Lender"); provided, however, the Lender shall not be an affiliate of the Buyer and the Junior Note shall be subordinate to only one Lender at any given time. Buyer hereby authorizes the filing by Seller of such UCC-1 financing statements as Seller deems reasonably necessary to perfect Seller's security interest in the Purchased Assets. The Seller agrees to execute a subordination agreement or any other document reasonably requested by the Lender to subordinate Seller's security interest granted pursuant to the Junior Security Agreement to the Security Interest. The Senior Note A, the Senior Note B and the Junior Note shall each be further secured by a pledge and irrevocable proxy security agreement substantially in the form of Exhibit C-3 attached hereto (the "Pledge Agreement") providing the Seller with a security interest in all of the issued and outstanding capital stock of the Buyer.

3.       CLOSING.

         3.1. Time and Place of the Closing. The parties will use their good faith effort to assure that the closing of the purchase and sale of the Purchased Assets takes place at 10:00 a.m. PST at the offices of the Seller at 11291 Sunrise Park Drive, Rancho Cordova, California, on December 4, 2001; provided that the closing may take place at such other time, date or location as the parties hereto may mutually agree upon, but in no event later than December 20, 2001. Throughout this Agreement, such event is referred to as the "Closing" and such date and time are referred to as the "Closing Date."

         3.2. Procedure at the Closing. At the Closing, the parties agree to take the following steps in the order listed below (provided, however, that upon their completion all such steps shall be deemed to have occurred simultaneously):

                  3.2.1. Buyer shall execute and deliver to Seller the Senior Note A, the Senior Note B and the Junior Note referenced in Section 2.1 above.

                  3.2.2. Buyer shall execute and deliver to Seller the Senior Security Agreement, the Junior Security Agreement and the Pledge Agreement referenced in Section 2.6 above.

                  3.2.3. Seller shall deliver to Buyer a Certificate substantially in the form of EXHIBIT D hereto, certifying that each of the conditions to the obligation of Buyer to purchase the Purchased Assets from Seller which is set forth in Section 8 of this Agreement has been satisfied.

                  3.2.4. Buyer shall deliver to Seller a Certificate substantially in the form of EXHIBIT E hereto, certifying that each of the conditions to the obligations of Seller to sell the Purchased Assets to Buyer which is set forth in Section 9 in this Agreement has been satisfied.

                  3.2.5. Seller shall deliver to Buyer such deeds, bills of sale, endorsements, assignments, lease assignments and estoppel agreements (duly executed by the lessor under the leases) and other instruments, including a Bill of Sale substantially in the form of EXHIBIT F hereto, as shall be sufficient to vest in Buyer good and marketable title to the Purchased Assets, free and clear of all Encumbrances other than Permitted Encumbrances.

                  3.2.6. Buyer shall deliver to Seller an instrument, substantially in the form of EXHIBIT G hereto, as shall be sufficient to effect the assumption by Buyer of the Assumed Liabilities.

                  3.2.7. Buyer and Seller shall execute and deliver the Sublease Agreement substantially in the form of EXHIBIT H hereto relating to the sublease by Buyer of the facility located at 172 Lisle Industrial Avenue, Lexington, Kentucky 40511, which sublease shall provide for a term through December 31, 2004, but which shall allow Buyer to terminate the sublease at anytime upon ninety (90) days prior written notice.

                  3.2.8. Buyer and Zila shall execute and deliver the Distribution Agreement substantially in the form of EXHIBIT I hereto pursuant to which Seller shall agree to sell Buyer certain products, including Peridex and Pro-Ties.

                  3.2.9. Buyer and Zila shall execute and deliver the Zila Restrictive Covenant Agreement and Buyer and FS Buyer shall execute and deliver the Transition Agreement (as defined in Section 8.9.).

                  3.2.10. Seller will deliver to Buyer all leases, contracts, commitments, agreements, and rights of Seller to be transferred by Seller to Buyer pursuant hereto, with assignments thereof and consents to the assignment thereof as may be necessary, in the opinion of Buyer's counsel, to assure Buyer of the full benefit of such leases, contracts, commitments, agreements, and rights. Seller shall deliver to Buyer all books, records, and other data relating to the Purchased Assets, the Assumed Liabilities, and the business and operation of the Acquired Business.

4.       REPRESENTATIONS AND WARRANTIES OF SELLER AND ZILA.

         In order to induce Buyer to enter into this Agreement and to consummate the transactions contemplated hereunder, Seller and Zila, jointly and severally, make the following representations and warranties as of the date hereof and as of the Closing Date:

         4.1. Organization, Power and Authority of Seller. Seller is a corporation duly organized and legally existing in good standing under the laws of Kentucky and has full corporate power and authority to carry on the Acquired Business as it is now being conducted, to own and lease the Purchased Assets, to enter into this Agreement and to carry out the transactions and agreements contemplated hereby. Zila is a corporation duly organized and legally existing in good standing under the laws of Delaware and has full corporate power and authority to enter into this Agreement and to carry out the transactions and agreements contemplated hereby. The Seller is in good standing and authorized to do business in each jurisdiction in which the character of the Acquired Business makes such qualification necessary except for such jurisdictions where the failure to be in such standing and so authorized will not have a material adverse affect on the financial condition, business or operations of the Acquired Business or the ability of the Seller to perform its obligations hereunder. Seller has provided Buyer with a true and complete copy of its articles of incorporation and bylaws.

         4.2. No Involvement of Subsidiaries and Affiliates. The Acquired Business is operated solely by Seller and Seller has never owned or controlled, and does not own or control, directly or indirectly, any stock, partnership interest, joint venture interest or other security, equity participation or interest in any corporation, partnership, trust or other business organization that performs services for, or conducts business with, the Acquired Business.

         4.3. Financial Statements of the Acquired Business. Seller has delivered to Buyer the following financial statements relating to the Acquired Business, copies of which are attached as SCHEDULE 4.3: (i) unaudited balance sheet as of July 31, 2001; (ii) unaudited statements of income for the twelve
(12) month periods ended July 31, 2000 and July 31, 2001; (iii) unaudited interim balance sheet dated September 30, 2001 (the "September 30 Balance Sheet") and (iv) unaudited interim statement of income for the two month period ended September 30, 2001. The foregoing financial statements (collectively the "Financial Statements") were prepared in accordance with GAAP which have been consistently applied through the respective periods and present fairly, accurately and completely the financial condition of the Acquired Business at each of such balance sheet dates and the results of its operations for each of the periods covered; provided, however, that the unaudited interim financial statements are subject to normal year-end adjustments and are without footnotes and other presentation items. The reserves reflected in the Financial Statements are adequate. The statements of income included in the Financial Statements do not contain any items or special or nonrecurring income, and the balance sheets included in the Financial Statements do not reflect any write-ups or revaluation increasing the book value of any assets, nor have there been any transactions since September 30, 2001, giving rise to special or nonrecurring income or any write-up or revaluation.

         4.4. Liabilities of Seller. Except as set forth in SCHEDULE 4.4 and except as and to the extent set forth on the September 30 Balance Sheet, including the notes thereto, Seller does not have any liabilities or obligations of any nature relating to the Acquired Business (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet or in notes thereto prepared in accordance with generally accepted accounting principles, except for liabilities or obligations incurred in the ordinary course of business in amounts and for terms consistent, individually and in the aggregate, with the past practice of Seller.

         4.5.     Tax Matters.

                  4.5.1. Except as set forth on SCHEDULE 4.5.1, Seller has timely filed all tax returns and reports required to be filed by it, including, without limitation, all federal, state and local tax returns, and has paid in full or made adequate provision by the establishment of reserves for all taxes and other charges which have become due or which are attributable to the conduct of the Acquired Business or ownership of the Purchased Assets prior to Closing. Seller will continue to make adequate provision for all such taxes and other charges for all periods through the Closing Date. Except as set forth on
SCHEDULE 4.5.1, Seller has no knowledge of any tax deficiency proposed or threatened against Seller relating to the Acquired Business. There are no tax liens upon the Acquired Business or the Purchased Assets.

                  4.5.2. Except as set forth on SCHEDULE 4.5.2, all taxes and other assessments and levies which Seller was required by law to withhold or to collect have been duly withheld and collected, and have been paid over to the proper governmental entity.

         4.6. Real Property.

                  4.6.1. Seller does not own any real property used by the Acquired Business.

                  4.6.2. The leases described in SCHEDULE 4.6 cover all of the real estate leased, used or occupied by Seller in connection with its Acquired Business (collectively, the "Real Property"). Except as set forth in SCHEDULE 4.6, the leases described in SCHEDULE 4.6 are in full force and effect and Seller holds a valid and existing leasehold interest under each of such leases. Seller has delivered to Buyer complete and accurate copies of such of the leases described in SCHEDULE 4.6 and none of such leases has been modified, except to the extent that such modifications are disclosed by the SCHEDULE 4.6. Seller is not in default and no circumstances exist which would result in a default, under any of such leases, and no other party to such leases has the right to terminate, accelerate performance under or otherwise modify (including upon the giving of notice or the passage of time) any of such leases. No lessor under any such lease is in default under any of such leases.

                  4.6.3. Except as set forth on SCHEDULE 4.6, Seller has not assigned, transferred, conveyed, mortgaged, deeded in trust, granted a security deed, subleased or encumbered any interest in any of the leaseholds or subleaseholds described in SCHEDULE 4.6.

         4.7. Good Title to and Condition of Purchased Assets.

                  4.7.1. Seller has good and marketable title to all of the Purchased Assets (other than its interest in its leasehold premises and leased personal property set forth on SCHEDULE 2.2 and SCHEDULE 4.6), free and clear of all Encumbrances, except for (i) Encumbrances for current taxes, assessments or government charges or levies on property not yet due or delinquent or which are being contested in good faith and for which adequate reserves have been established; (ii) Encumbrances related to the Assumed Liabilities and (iii) Encumbrances that will be terminated or released in connection with the Closing. (Encumbrances of the type described in clauses (i), (ii) and (iii) above are sometimes referred to as "Permitted Encumbrances") which are set forth in
SCHEDULE 4.7.1.

                  4.7.2. The inventory and supplies of Seller consist of items of a quality and quantity usable and saleable in the normal course of Seller's Acquired Business at values in the aggregate at least equal to the values at which such items are carried on its books. All inventories of Seller are of such quality as to meet the usual and customary quality control standards of the Acquired Business and any applicable governmental body. The values of inventory included in the Purchased Assets which is obsolete, slow moving, or below standard quality, if any, have been written down to the lower of cost or realizable market values or have been written off. The value at which such inventories are carried on the September 30 Balance Sheet and the Closing Date Balance Sheet reflects, or will reflect, the normal inventory valuation policies of Seller, stating inventories at the lower of cost or market, all determined in accordance with GAAP. Except as set forth in SCHEDULE 4.7.2 hereto, the Purchased Assets constituting property, plant, equipment and other personal property (i) have in all material respects been properly maintained and (ii) are in all material respects in good operating condition and repair, subject only to ordinary wear and tear. Substantially all of Seller's equipment related to the Acquired Business has been reasonably maintained and is in serviceable condition, reasonable wear and tear excepted.

         4.8. Receivables of Seller. Seller has previously delivered to Buyer a complete list of all Receivables of Seller as of September 30, 2001, including accounts receivable, notes receivable and insurance proceeds receivable, which lists are attached hereto as SCHEDULE 4.8. Except for any reserve for bad debts shown on the September 30 Balance Sheet, all of the receivables listed thereon or arising since the date thereof were, as of the dates as of which the information is given therein, and as of the Closing Date will be valid Receivables which are or will be current and/or have the aging set forth in
SCHEDULE 4.8 and shall otherwise be subject to the terms of payment as shall have been agreed upon between Seller and each customer and as have been disclosed by Seller to Buyer. The allowance for doubtful accounts reflected on the September 30 Balance Sheet and on the books of Seller were determined in accordance with GAAP and were and are reasonable in light of historical data and other relevant information.

         4.9. Intellectual Property.

                  4.9.1. All patents, trademarks, trade names, service marks, trade dress, internet domain names, copyrights and any renewal rights therefor, technology, supplier lists, customer lists, trade secrets, know-how, computer software programs or applications in both source and object code form, technical documentation of such software programs, registrations and applications for any of the foregoing and all other tangible or intangible proprietary information or materials that are or have been used in (including, without limitation, in the development of) the Acquired Business and/or in any product, technology or process (i) currently being or formerly manufactured, published or marketed by the Acquired Business or (ii) previously or currently under development for possible future manufacturing, publication, marketing or other use by the Acquired Business are hereinafter referred to as the "Intellectual Property."

                  4.9.2. SCHEDULE 4.9.2 contains a true and complete list of Seller's patents, patent applications, trademarks, trademark applications, trade names, service marks, service mark applications, internet domain names, internet domain name applications, copyrights and copyright registrations and applications and other filings and formal actions made or taken pursuant to Federal, state, local and foreign laws by Seller to protect its interests in the Intellectual Property.

                  4.9.3. All of the Intellectual Property consists solely of items and rights which are: (i) owned by Seller; (ii) in the public domain or
(iii) rightfully used by Seller pursuant to a valid license (the "Licensed Intellectual Property"), the parties, date, term and subject matter of each such license agreement being set forth on SCHEDULE 4.9.3. Except for those encumbrances that would not individually or collectively materially impact the value or materially impair the use of the Intellectual Property, Seller has all rights in Intellectual Property necessary to carry out the Acquired Business' current activities (and has all rights necessary to carry out its former activities at the time such activities were being conducted), including, without limitation, to the extent required to carry out such activities, rights to make, use reproduce, modify, adopt, create derivative works based on, translate, distribute (directly and indirectly), transmit, display and perform publicly, license, rent and lease and, other than with respect to the Licensed Intellectual Property, assign and sell, the Intellectual Property.

                  4.9.4. The reproduction, manufacturing, distribution, licensing, sublicensing, sale or any other exercise of rights in any Intellectual Property, product, work, technology or process as now used or offered or proposed for use, licensing or sale by Seller does not infringe on any copyright, trademark, service mark, trade name, trade dress, firm name, internet domain name, logo, trade dress, mask worn or of any person or the patent, or misappropriate any trade secret, of any person or entity. No claims
(i) challenging the validity, effectiveness or, other than with respect to the Licensed Intellectual Property, ownership by Seller of any of the Intellectual Property or (ii) to the effect that the use, distribution, licensing, sublicensing, sale or any other exercise of rights in any product, work, technology or process as now used or offered or proposed for use, licensing, sublicensing or sale by Seller infringes or will infringe on, or be considered a misappropriation of, any intellectual property or other proprietary right of any person have been asserted or, to the knowledge of Seller, are threatened by any person, nor are there, to Seller's knowledge, any valid grounds for any bona fide claim of any such kind. All registered, granted or issued patents, trademarks, Internet domain names and copyrights held by Seller are enforceable and subsisting. There is no unauthorized use, infringement or misappropriation of any of the Intellectual Property by any third-party, employee or former employee.

                  4.9.5. All personnel, including employees, agents, consultants and contractors, who have contributed to or participated in the conception and development of the Intellectual Property on behalf of Seller, have executed nondisclosure agreements, a form of which has been provided to Buyer, and either
(i) have been a party to a "work-for-hire" arrangement or agreements with Seller in accordance with applicable national and state law that has accorded Seller, full, effective, exclusive and original ownership of all tangible and intangible property thereby arising or (ii) have executed appropriate instruments of assignment in favor of Seller as assignee that have conveyed to Seller effective and exclusive ownership of all tangible and intangible property thereby arising.

                  4.9.6. Seller is not, nor as a result of the execution or delivery of this Agreement, or performance of Seller's obligations hereunder, will Seller be, in violation of any license, sublicense, agreement or instrument to which Seller is a party or otherwise bound, nor will execution or delivery of this Agreement, or performance of Seller's obligations hereunder, cause the diminution, termination or forfeiture of any Intellectual Property except as set forth on SCHEDULE 4.9.6.

                  4.9.7. SCHEDULE 4.9.7 contains a true and complete list of all of Seller's proprietary software programs (the "Software Programs") related to the Acquired Business. Seller owns a full and unencumbered right and has good, valid and marketable title to the Software Programs, free and clear of all mortgages, pledges, liens, security interests, conditional sales agreements, encumbrances or charges of any kind.

                  4.9.8. The source code and system documentation relating to the Software Programs (i) have at all times been maintained in strict confidence; (ii) have been disclosed by Seller only to (1) employees who have a "need to know" the contents thereof in connection with the performance of their duties to Seller and who have entered into the nondisclosure agreements referred to in Section 4.9.5 or (2) third parties who have first entered into a written nondisclosure agreement sufficient to maintain the confidentiality of the source code and system documentation.

         4.10. Adequacy of Purchased Assets. The Purchased Assets, and the rights provided under the Transition Agreement (subject to the limitations set forth therein), constitute, in the aggregate, all of the property necessary for the conduct of the Acquired Business in the manner in which and to the extent to which it is currently being conducted.

         4.11. Contracts; Insurance.

                  4.11.1. SCHEDULE 4.11.1 accurately and completely sets forth a true and complete list of all of the contracts (other than contracts arising from purchase orders from Seller's customers or to Seller's vendors in the ordinary course of business) of Seller which are material (solely for purposes of this Section 4.11.1, a contract shall be "material" if it includes the committed future expenditure by Seller in any twelve (12) month period of at least Ten Thousand and No/100 Dollars ($10,000.00)) to the Purchased Assets or the Acquired Business (the "Material Contracts"). The contracts listed on
SCHEDULE 4.11.1 together with the License Agreements listed on SCHEDULE 4.9.3 are referred to herein as the "Material Contracts." Seller has previously furnished Buyer with a true and complete copy of each such agreement, contract or commitment listed in SCHEDULE 4.11.1. There has not been any default in any obligation to be performed by Seller, nor to the best knowledge of Seller, any other party, under any such agreement, contract or commitment. Except as set forth on SCHEDULE 4.9.3 and SCHEDULE 4.11.1, Seller is not a party to or bound by any other Material Contracts. All Material Contracts have been entered into in the ordinary course of business, are on normal and reasonable commercial terms.

                  4.11.2. Seller carries insurance, which is customary in scope and reasonable in character and amount, with reputable insurers, covering all of the assets and properties relating to the Acquired Business, and it has provided all required performance or other surety bonds. All premiums and other payments which become due under the policies of insurance listed in SCHEDULE 4.11.2 have been paid in full and, to the extent relating to periods prior to the Closing Date, will be paid in full on or prior to the Closing Date. All of such policies are now in full force and effect and Seller has received no notice from any insurer, agent or broker of the cancellation of, or any increase in premium with respect to, any of such policies or bonds. No insurer has the right to make retrospective premium adjustments with respect to any of such policies. Except as set forth in SCHEDULE 4.11.2, Seller has received no notification from any insurer, agent or broker denying or disputing any claim made by Seller or denying or disputing any coverage for any such claim or the amount of any claim. Except as set forth in SCHEDULE 4.11.2, Seller has no claim against any of its insurers under any of such policies pending or anticipated and there has been no occurrence of any kind, which would give rise to any such claim.

         4.12. Litigation Involving Seller. Except as set forth on SCHEDULE 4.12, there are no actions, suits, claims, governmental investigations or arbitration proceedings pending or, to the best knowledge of Seller, threatened against or affecting Seller or any of its assets or properties with respect to or relating to (i) the Acquired Business; (ii) the ownership or operation of the Purchased Assets or (iii) the transactions contemplated by this Agreement. There are no outstanding orders, decrees or stipulations issued by any federal, state, local or foreign judicial or administrative authority in any proceeding to which Seller is or was a party and which relates to (i) the Acquired Business; (ii) the ownership or operation of the Purchased Assets or (iii) the transactions contemplated by this Agreement.

         4.13. No Adverse Change. Since July 31, 2001, all changes in the business or properties relating to the Acquired Business, or in its financial condition, including changes occurring in the ordinary course of business, have not had or will not have a material adverse effect on the business, properties, financial condition, business prospects or operating results of the Acquired Business. There is not, to the best knowledge of Seller, any threatened event or condition of any character whatsoever that could have a material adverse affect on the assets, properties, business, financial condition or results of operations of the Acquired Business.

         4.14. Absence of Certain Acts or Events. Since July 31, 2001, Seller has conducted the Acquired Business only in the ordinary course consistent with past practices. Except as set forth in SCHEDULE 4.14, since July 31, 2001, with respect to the Acquired Business, during such period:

                  4.14.1. Neither the business, properties nor assets of Seller related to the Acquired Business has suffered a material adverse loss (whether or not covered by insurance), as a result of fire, explosion, earthquake, accident, labor trouble, condemnation or taking of property by any governmental entity, flood, windstorm, pestilence, embargo, riot, act of God or the public enemy or any other casualty of similar event;

                  4.14.2. Seller has not made any acquisition of all or any part of the assets, properties, capital stock or business of any other entity, other than inventory, equipment and supplies acquired in the ordinary course of business consistent with past practice;

                  4.14.3. Seller has not, except in the ordinary course of business consistent with past practice, sold or otherwise disposed of any material assets of Seller related to the Acquired Business;

                  4.14.4. Seller has not sold, assigned, transferred, conveyed or licensed, or committed itself to sell, assign, transfer, convey or license, any Intellectual Property (as defined in Section 4.9.1), other than in the ordinary course of business;

                  4.14.5. Except with Buyer's prior written consent, Seller has not waived or released any right or claim of material value to the Acquired Business, including any write-off or other compromise of any material account receivable of Seller otherwise than in the ordinary course of business consistent with past practice;

                  4.14.6. Except with Buyer's prior written consent, Seller has not paid, directly or indirectly, any material liability related to the Acquired Business before the same became due in accordance with its terms or otherwise than in the ordinary course of business consistent with past practice;

                  4.14.7. Except with Buyer's prior written consent, Seller has not made any wage or salary increase or bonus, or increase in any other direct or indirect compensation for or to any employee, officer, director, consultant, agent or other representative related to the Acquired Business, other than to non-officers or director employees, consultants, agents or other representatives in the ordinary course of business consistent with past practices;

                  4.14.8. Except with Buyer's prior written consent, Seller has not made any loan or advance to any of its equity owners, officers, directors, employees, consultants, agents or other representatives (other than travel advances made in the ordinary course of business), or made any other loan or advance otherwise than in the ordinary course of business consistent with past practice;

                  4.14.9. Seller has not pledged or otherwise, voluntarily or involuntarily, encumbered any assets or property related to the Acquired Business, except for liens for current taxes which are not yet delinquent and purchase-money liens arising out of the purchase or sale of products made in the ordinary and usual course of business and in any event not in excess of Ten Thousand and No/100 Dollars ($10,000.00) for any single item or Fifty Thousand and No/100 Dollars ($50,000.00) in the aggregate;

                  4.14.10. Seller has not materially changed any of its accounting methods, principles, procedures or practices;

                  4.14.11. Seller has not materially changed any of its business policies or practices, including advertising, marketing, pricing, purchasing, personnel, sales or budget policies;

                  4.14.12. Seller has not suffered or incurred any damage, destruction or loss, whether or not covered by insurance, which will have or could reasonably be expected to have a material adverse effect on the Acquired Business; and

                  4.14.13. Seller has not entered into any agreement to do any of the foregoing other than the agreement to sell the FS Business to the FS Buyer.



         4.15. Compliance With Laws by Seller. Seller is in material compliance with all laws, regulations and orders applicable to the Purchased Assets or the Acquired Business. Seller has not received notification of any asserted past or present failure to comply with any such laws, regulations and orders.

         4.16. Employment and Labor Matters.

                  4.16.1. SCHEDULE 4.16 lists all employees and agents who on the date hereof perform services on a regular basis in the Acquired Business operations of or for Seller. In addition, Seller shall deliver to Buyer prior to Closing the current salary and bonus level, and date of employment for each of such employees and agents. No such employee or agent has terminated or given notice of termination of his employment as of the date hereof, nor, to the knowledge of Seller, plans to refuse employment with Buyer after the Closing Date.

                          A. Prior to the Closing Date, Buyer may offer
employment to commence on or after the Closing Date to any or all of the employees of Seller related to the Acquired Business as it may determine. Buyer shall have full and absolute discretion in determining the terms, conditions and benefits relating to such offered employment. Nothing in this Agreement shall obligate Buyer to employ any employee of Seller or to offer employment to any employee of Seller on the same terms or conditions or with the same benefits offered by Seller. Nothing in this Agreement shall create any claim or right on the part of any employee of Seller and no such employee shall be entitled to assert any claim or right hereunder. Seller agrees to reasonably cooperate with Buyer, and Buyer similarly agrees to reasonably cooperate with Seller, in connection with any notices required by law including, without limitation, the WARN Act and its state law equivalent and regarding any written communications made to the employees of Seller during the period from the date hereof until the Closing Date which relate to the transactions contemplated by this Agreement.

                          B. With respect to the group medical and dental
plan(s) sponsored and maintained by the Seller (excluding any flexible spending arrangements of Seller providing group health benefits) (the "Seller Medical Plan(s)"), Seller acknowledges that the Buyer intends that the employees hired by Buyer and the dependents of such employees who were covered under the Seller Medical Plan(s) as of the Closing will be entitled to receive group health coverage under a group health plan of the Buyer immediately upon the Closing.

                          C. Seller shall remain liable for all "Seller Employee
Liabilities," regardless of when or how such liability arose, and regardless of whether such liability may result in or has resulted in a claim upon the Purchased Assets. For purposes of the preceding sentence, the term "Seller Employee Liabilities" shall mean any claims, liabilities, costs, expenses or compensation which exist, which arise by reason of, or which are in any way connected with or based on (i) an employee's employment relationship with Seller and/or the termination of such relationship; (ii) foreign, federal, state, county or municipal fair employment practices act and/or any law, ordinance or regulation promulgated by any foreign, federal, state, county, municipality or other state subdivision as applied to employees of Seller; (iii) interference with and/or breach of contract with employees of Seller; (iv) retaliatory or wrongful discharge of any employee of Seller; (v) intentional or negligent infliction of emotional distress or mental anguish upon employees of Seller;
(vi) outrageous conduct with respect to employees of Seller; (vii) interference with business relationships, contractual relationships or employment relationships involving employees of Seller and any third party; (viii) breach of duty, fraud, fraudulent inducement to contract, breach of right of privacy, libel, slander, or tortuous conduct of any kind with respect to employees of Seller; (ix) violations of Title VII of the Civil Rights Act of 1964 and/or the Civil Rights Act of 1991 and/or 42 U.S.C. Section 1981 with respect to employees of Seller; (x) violations of the Age Discrimination in Employment Act of 1967, the Age Discrimination Claims Assistance Act of 1988 and/or the Older Workers' Benefit Protection Act with respect to employees of Seller; (xi) violations of state or federal handicap or disability discrimination laws or acts, including, but not limited to, the Rehabilitation Act of 1973 and the Americans with Disabilities Act with respect to employees of Seller; (xii) discriminatory or wrongful acts against employees of Seller; (xiii) violations of ERISA or the Family and Medical Leave Act with respect to employees of Seller; (xiv) violations of the workers' compensation laws of any state or other jurisdiction or (xv) violations of any other federal, state, county or municipal law or regulation with respect to employees of Seller.

                  4.16.2. Seller has complied, in all material respects, with all applicable federal, state and local laws, rules and regulations and ordinances respecting health, safety and working conditions of its employees, including, without limitation, the Occupational Safety and Health Act of 1970, Pub. L. 91-596, as amended, and all similar applicable federal, state and local laws, rules, regulations and ordinances, and has provided Buyer with copies of all reports filed and notices provided under any such laws, rules, regulations and ordinances during the last five (5) years. Seller's operations relating to the Acquired Business do not involve any unusual risk to the health or safety of its employees (including, without limitation, any risk associated with hazardous airborne contaminants or hazardous chemicals or waste materials).

                  4.16.3. Except as set forth on SCHEDULE 4.16.3, Seller is not a party to any agreement, contract or arrangement, written or oral, providing for any payments to any person resulting from the consummation of the transactions contemplated hereby. Seller's obligation to make any such payments shall constitute Excluded Liabilities.

         4.17. Employee Benefits Matters.

                  4.17.1. SCHEDULE 4.17.1 sets forth a complete and accurate listing and description of all plans, agreements, arrangements, commitments, policies or understandings of any kind (whether written or oral) related to the Acquired Business (i) which relate to present or former employees, retirees, or independent contractors (or their beneficiaries, dependents or spouses) of Seller and of the Acquired Business and (ii) which are currently, were within the last seven (7) years, or are expected to be, adopted, maintained by, sponsored by, or contributed to by, Seller, any of its predecessors in interest or any ERISA Affiliate of Seller, or as to which Seller, any of its predecessors in interest or any ERISA Affiliate of Seller has any ongoing liability or obligation whatsoever, including, but not limited to, all employee benefit plans as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), deferred compensation, early retirement, incentive, profit-sharing, thrift, stock ownership, stock appreciation, bonus, stock option, stock purchase, welfare, nonqualified benefit, and fringe benefit plans as defined in Section 6039D of the Internal Revenue Code of 1986, as amended (the "Code") (hereinafter, such plans, agreements, etc., are referred to as the "Plan" or "Plans"). For purposes of this Agreement, the term ERISA Affiliate of Seller shall mean any other entity or person whose employees would, along with the employees of Seller, be treated as employed by a single employer under Code
Section 414(b), (c), (m) or (o), and/or under Sections 210 and/or 4001 of ERISA. Seller has provided to Buyer true, correct and complete copies of all documents relating to the Plans which it has requested, with all amendments, modifications and supplements thereto, including, without limitation, all plan texts (and amendments thereto), all trust agreements (if any), all insurance and annuity contracts (if any), all summary plan descriptions and annual reports (if any) for the most recent three (3) years, and all correspondence with the I.R.S. or the U.S. Department of Labor concerning such Plans.

                          A. Seller, its predecessors in interest and all ERISA
Affiliates of Seller have complied in all respects with all of their respective obligations under applicable law (including the Code and ERISA) with respect to the Plans, and have maintained the Plans in compliance with all applicable laws and regulations.

                          B. Neither Seller nor any ERISA Affiliate of Seller
contributes to, ever has contributed to, or ever has been required to contribute to any pension plan (as defined in ERISA Section 3(35)), any pension plan (as defined in ERISA Section 3(2) subject to the minimum funding standards of Code
Section 412 and/or any multi-employer plan (as defined in ERISA Section 3(37)(A)), and neither Seller nor any ERISA Affiliate of Seller has any liability (including withdrawal liability) under or with respect to any pension plan and/or multi-employer plan.

                          C. There is no liability of Seller or any ERISA
Affiliate of Seller with respect to any Plan which could result in the imposition of any liability being imposed upon Buyer after the Closing of the transactions contemplated by this Agreement, including, but not limited to, any minimum funding liability under ERISA Section 302 or Code Section 412, any plan termination liability under ERISA Sections 4041, 4042, 4062, 4068 and/or
4069, multi-employer plan
liabilities under ERISA Section 4201-4205 or 4212, COBRA liability under Code Section 4980B or ERISA Section 601 through 608.

                          D. The parties hereto agree that Buyer shall have no
liability with respect to any Plan.

                  4.17.2. With respect to each Plan to the extent applicable:

                          A. No litigation or administrative or other proceeding
is pending or threatened involving such Plan.

                          B. The Plan has been administered and operated in
substantial compliance with, and has been amended to comply with all applicable laws, rules, and regulations, including, without limitation, ERISA, the Internal Revenue Code, and the regulations issued under ERISA and the Internal Revenue Code.

                          C. Seller has made and as of the Closing Date will
have made or accrued, all payments and contributions required, or reasonably expected to be required, to be made under the provisions of such Plan or required to be made under applicable laws, rules and regulations, with respect to any period prior to the Closing Date, such amounts to be determined using the ongoing actuarial and funding assumptions of the Plan.

                          D. Such Plan is and on the Closing Date will be fully
funded in an amount sufficient to pay all liabilities accrued (including liabilities and obligations for health care, life insurance and other benefits after termination of employment) and claims incurred to the date hereof and to the Closing Date, or the Closing Date Balance Sheet contains adequate reserves or paid-up insurance has been provided, therefor.

                          E. Such Plan has been administrated and operated only
in the ordinary and usual course and in accordance with its terms, and there has not been in the four (4) years prior hereto any increase in the liabilities of such Plan beyond increases typically experienced by employers similar to Seller.

                  4.17.3. The parties hereto agree that Buyer shall have no liability with respect to any "Seller Controlled Group Plan." The preceding sentence applies to any liability (herein "Seller Controlled Group Plan Liabilities") with respect to a "Seller Controlled Group Plan," regardless of when or how such liability arose, regardless of whether such liability involves employees of the Acquired Business, and regardless of whether such liability may result in or has resulted in a claim upon the assets purchased under this Agreement. For purposes of this Agreement, the term "Seller Controlled Group Plan" shall mean each and every plan, agreement, arrangement, commitment, policy or understanding of any kind (whether written or oral) (i) which relate to present or former employees, directors, retirees, or independent contractors (or their beneficiaries, dependents or spouses) of the Seller or (ii) which are currently, were, or are expected to be, adopted, maintained by, sponsored by, or contributed to by, the Seller, any of its predecessors in interest or any ERISA Affiliate of the Seller, or as to which the Seller, any of its predecessors in interest or any ERISA Affiliate of the Seller has any ongoing liability or obligation whatsoever, including, but not limited to, employee benefit plans as defined in ERISA Section 3(3), deferred compensation, early retirement, incentive, profit-sharing, thrift, stock ownership, stock appreciation, bonus, stock option, stock purchase, welfare, nonqualified benefit, and fringe benefit plans as defined in Code Section 6039D.

         4.18. Due Authorization; Binding Obligation. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by necessary corporate action of each of Seller and Zila. This Agreement has been duly executed and delivered by each of Seller and Zila and is a valid and binding obligation of each of Seller and Zila, enforceable in accordance with its terms. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will: (i) conflict with or violate any provision of the articles of incorporation or bylaws of Seller or Zila, or of any law, ordinance or regulation or any decree or order of any court or administrative or other governmental body which is either applicable to, binding upon or enforceable against Seller or (ii) result in any breach of or default under any mortgage, contract, agreement, indenture, will, trust or other instrument which is either binding upon or enforceable against Seller or Zila or the assets and properties of Seller or Zila. Without limiting the generality of the foregoing, neither Seller nor Zila is a party to any continuing agreement or understanding, made by it or on its behalf, which limits in any way the ability of: (i) Seller or Zila to enter into this Agreement and perform its obligations hereunder; (ii) Seller or Zila to sell the Purchased Assets to Buyer, all on the terms and subject to the conditions set forth herein or (iii) Seller or Zila to consummate the transactions contemplated hereby, nor has Seller or Zila breached any such agreement, which breach would entitle the other party thereto to any equitable or monetary remedies.

         4.19. Consents and Approvals. Except as set forth in SCHEDULE 4.19, no consent, authorization or approval of, or exemption by, or filing with, any governmental, public or self-regulatory body or authority (a "Governmental Agency") or any other third party, including, without limitation, the licensors of any Software, is required in connection with the execution, delivery and performance by Seller of this Agreement or the consummation of the transactions contemplated hereby or thereby.

         4.20. Accuracy of Information Furnished by Zila or Seller. No representation, statement or information in writing made or furnished by Zila or Seller to Buyer, including, without limitation, those contained in this Agreement and the various schedules attached hereto and the other information and statements previously furnished by Zila or Seller to Buyer in writing, contains or shall contain any untrue statement of a material fact or omits or shall omit any material fact necessary to make the information contained therein in light of circumstances in which they were made, not misleading.

         4.21. Books and Records. The books of account and other financial records to be transferred to Buyer pursuant hereto are complete and correct, are maintained in accordance with all applicable laws, and are accurately reflected in the Financial Statements.

         4.22. Customers and Suppliers. At Closing, Seller shall deliver to Buyer a complete list of all of Seller's customers and suppliers related to the Acquired Business that have received products and services from, or provided products and services to the Acquired Business within the last three (3) years, which list shall be certified as true and correct by Seller's President. To Seller's knowledge, Seller's relationship with its customers and suppliers are good commercial working relationships, and no material customer or supplier has cancelled or otherwise terminated, or threatened to cancel, terminate, limit or modify its relationship with Seller since July 31, 2000. Seller has no agreements or arrangements establishing, creating or relating to any rebate, promotion or other allowance that involves any obligation or liability to any customer that is material or outside the ordinary course of business other than as may be disclosed herein. Neither Seller nor Zila has provided the FS Buyer with a copy of, or access to, the list of customers referenced in this SCHEDULE 4.22.

         4.23. Internet Presence. Except as set forth on SCHEDULE 4.23 attached hereto, Seller does not have any public, private or reserved presence on the world wide web, multi-party extranet, virtual private network, or similar internet based, linked system related to the Acquired Business ("Internet Presence"). Seller's domain name(s), if any, are currently registered with the currently authorized Internet Domain Name Registrar and are in good standing. Seller warrants that its Internet Presence, if any, is wholly passive and informational in nature and involves no interactivity between third parties and Seller including purchases, sales, leases or other commercial transactions conducted in any degree by or through the Internet Presence.

         4.24. Absence of Certain Business Practices. Except as disclosed in
SCHEDULE 4.24, neither the Seller nor any person acting on its behalf has, directly or indirectly, within the past six (6) years given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other person who is or may be in a position to help or hinder the Acquired Business which (i) might subject the Seller or the Acquired Business to any damage or penalty in any civil, criminal or governmental litigation or proceeding; (ii) if not given in the past, might have had an adverse effect on the financial condition, business or results of operations of the Acquired Business or (iii) if not continued in the future, might adversely affect the financial condition, business or operations of the Acquired Business or which might subject the Seller or the Acquired Business to suit or penalty in any private or governmental litigation or proceedings.

         4.25. Trade Regulation. Except as set forth on SCHEDULE 4.25, (i) all of the prices charged by the Seller or the Acquired Business in connection with the marketing, sale or distribution of any products or services have been in compliance with all applicable laws and (ii) no claims have been communicated or, to the knowledge of Zila or the Seller, threatened in writing against the Seller or the Acquired Business with respect to discriminatory pricing, price fixing, unfair competition, false advertising, or any other violation of any applicable laws relating to anti-competitive practices or unfair trade practices of any kind, and to Zila's or the Seller's knowledge, no specific situation, set of facts, or occurrence provides any basis for any such claim against the Seller or the Acquired Business.

5.       REPRESENTATIONS AND WARRANTIES OF BUYER.

         In order to induce Seller to enter into this Agreement and consummate the transactions contemplated hereunder, Buyer makes the following representations and warranties:

         5.1. Organization, Power and Authority of Buyer. Buyer is a corporation duly organized and validly existing under the laws of the State of Delaware, with full corporate power and authority to enter into this Agreement and to carry out the transactions and agreements contemplated hereby.

         5.2. Due Authorization; Binding Obligation. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate actions of Buyer. This Agreement has been duly executed and delivered by Buyer and is a valid and binding obligation of Buyer, enforceable in accordance with its terms. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) conflict with or violate any provision of the articles of incorporation or bylaws of Buyer or of any decree or order of any court or administration or other governmental body which is either applicable to, binding upon or enforceable against Buyer or (ii) result in any breach of or default under any mortgage, contract, agreement, indenture, will, trust or other instrument which is either binding upon or enforceable against Buyer.

         5.3. Litigation. There are no action, suits, or proceedings at law or in equity or by or before any governmental instrumentality or other agency now pending or, to the knowledge of Buyer threatened, against Buyer which could have a material adverse effect on the ability of Buyer to consummate the transactions contemplated hereby.

         5.4. No Brokers. Neither Buyer nor any of its affiliates has employed or is subject to the valid claim of any broker, finder, consultant or other intermediary in connection with the transactions contemplated by this Agreement who will be entitled to a fee or commission in connection with such transactions.

6.       ADDITIONAL COVENANTS OF SELLER.

         6.1. Commercial Efforts. Each of Zila and Seller will use its respective reasonable commercial efforts to cause to be satisfied, as soon as practicable and prior to the Closing Date, all of the conditions set forth in
Section 8 to the obligation of Buyer to purchase the Purchased Assets.

         6.2. Conduct of Acquired Business Pending the Closing. From and after the execution and delivery of this Agreement and until the Closing Date, except as otherwise provided by the prior written consent of Buyer, with respect to the Acquired Business:

                  6.2.1. Seller will: (i) conduct the Acquired Business and its operations in substantially the same manner in which the same have heretofore been conducted; (ii) preserve its business organization intact (other than as may occur as a result of the sale of the FS Business); (iii) use its reasonable commercial efforts to keep available the services of its officers, employees, agents and distributors and (iv) use its reasonable commercial efforts to preserve its relationships with customers, suppliers and others having dealings with Seller;

                  6.2.2. Seller will maintain all of its properties in customary repair, order and condition, reasonable wear and use and damage by unavoidable casualty excepted, and to maintain insurance of such types and in such amounts upon all of its properties and with respect to the conduct of its Acquired Business as are in effect on the date of this Agreement;

                  6.2.3. Seller will: (i) not sell or transfer any of its assets other than in the ordinary course of business consistent with past practices (other than the contemplated sale of the FS Business) or (ii) not incur any material obligations or liabilities or enter into any material transaction, contract, arrangement or agreement without the prior written consent of Buyer; and

                  6.2.4. Seller will not increase the compensation payable or to become payable to any director, officer, employee or agent of Seller, make any profit-share payment or other arrangement (whether current or deferred) to or with any director, officer, employee or agent, hire any employee, officer or director, consultant, or agent without the prior written approval of Buyer.

         6.3. Access to Acquired Business' Properties and Records. From and after the execution and delivery of this Agreement, Seller will afford to the representatives of Buyer access, during normal business hours and upon reasonable prior notice, to Seller's premises sufficient to enable Buyer to inspect the assets and properties of the Acquired Business, and Seller will furnish to such representatives during such period all such information relating to the foregoing investigation as Buyer may reasonably request; provided, however, that any furnishing of such information to Buyer and any investigation by Buyer shall not affect the right of Buyer to rely on the representations and warranties made by Seller in or pursuant to this Agreement, and, provided further that Buyer will hold in confidence all documents and information concerning Seller so furnished.

         6.4. Supplements to Schedules. Prior to the Closing Date, Seller will promptly supplement or amend the Schedules with respect to any matter hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in the Schedules. For purposes of determining the accuracy of representations and warranties of Seller contained in Article 4 and for the purpose of determining the fulfillment of the conditions set forth in Section 8 (but not for purposes of the indemnification's set forth in Article 11 for which the Schedules shall be deemed to include all information contained in any supplement or amendment), the Schedules delivered by Seller shall be deemed to include only that information contained therein on the date of this Agreement and shall be deemed to exclude any information contained in any subsequent supplement or amendment thereto.

         6.5. Transition Cooperation; Mail Received After Closing. Seller agrees to reasonably cooperate with Buyer to facilitate the transfer of all utilities into Buyer's name, including the transfer of telephone numbers, electrical service, water and sewage. Following the Closing, Buyer may receive and open all mail addressed to Seller and, to the extent that such mail and the contents thereof relate solely to the Acquired Business or the Purchased Assets, deal with the contents thereof at its discretion. Buyer shall notify Seller of (and provide Seller complete copies of) any mail that obliges Seller to take any action or indicates that action may be taken against Seller and any mail applicable to Seller or the Excluded Assets. Following the Closing, Seller agrees to continue to pay or discharge in a timely manner, or to contest in good faith, all obligations relating to the Acquired Business which are not Assumed Liabilities. In addition and notwithstanding any provisions in this Agreement to the contrary, Seller agrees to promptly reimburse Buyer for any out of pocket expenses and reasonable and necessary labor charges incurred by Buyer in responding to questions raised by Zila or Seller following Closing Date with respect to the operation of the Acquired Business (excluding expenses and charges incurred by Buyer related to resolving issues that arise pursuant to this Agreement and the Exhibits attached hereto).

7.       ADDITIONAL COVENANTS OF BUYER; AGREEMENTS OF BOTH PARTIES.

         7.1. Additional Covenants of Buyer.

                  7.1.1. Commercial Efforts. Buyer will use its reasonable commercial efforts to cause to be satisfied, as soon as practicable and prior to the Closing Date, all of the conditions set forth in Section 9 to the obligation of Seller to sell the Purchased Assets pursuant to this Agreement.

                  7.1.2. Security Agreements and Pledge Agreement. Buyer shall comply with all of the representations and warranties, covenants and agreements set forth in the Senior Security Agreement, the Junior Security Agreement and the Pledge Agreement all of which are incorporated herein by this reference.

                  7.1.3. Expenses and Charges. Notwithstanding any provisions in this Agreement to the contrary, Buyer agrees to promptly reimburse Seller for any out-of-pocket expenses and reasonable and necessary labor charges incurred by Seller or Zila in responding to questions raised by Buyer following Closing Date with respect to the operation of the Acquired Business (excluding expenses and charges incurred by Seller or Zila related to resolving issues that arise pursuant to this Agreement and the Exhibits attached hereto).

         7.2. Agreements of Both Parties.

                  7.2.1. Consent. Each of the parties hereto will use its commercially reasonable efforts and shall fully cooperate with each other party to make promptly all registrations, filings and applications, give all notices and obtain all governmental and third party consents, permits, approvals, orders, authorities, qualifications, and waivers necessary for the consummation of the transactions contemplated by this Agreement or that thereafter may be necessary to effectuate the transfer or renewal of any other license, approval or authorization.

                  7.2.2. Further Assurances. Subject to the terms and conditions of this Agreement, each of the parties hereto will use its commercially reasonable efforts to take, or cause to be taken all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. From time to time, after the date hereof, without further consideration, Seller will execute and deliver such documents to Buyer as Buyer may reasonably request in order to more effectively vest in Buyer title to the Purchased Assets.

                  7.2.3. Cooperation in Litigation.

                          A. Buyer agrees to take commercially reasonable
actions necessary to make former employees of the Acquired Business available to Seller after the Closing Date with respect to any action, suit, proceeding or investigation to which Seller or Zila is a party or is otherwise involved with regard to the Acquired Business whether commenced before or after the Closing Date. Seller agrees to reimburse Buyer, and Buyer agrees to reimburse Seller, for reasonable out-of-pocket expenses and labor costs incurred by Buyer, or Seller as the case may be, in connection with requests by Seller, or the Buyer pursuant to this Section 7.2.3. (excluding expenses and charges incurred by either party relating to resolving issues that arise pursuant to this Agreement and the Exhibits attached hereto)

                          B. Seller and Buyer shall cooperate, to the extent
reasonably requested by either of them, in the handling and disposition of any actions, whether or not listed on the Schedules and whether or not pending or threatened prior to the Closing, that arise out of or are related to any event or occurrence with respect to the Acquired Business prior to the Closing.

                  7.2.4. Preservation of and Access to Books and Records. Buyer agrees that it shall preserve and keep all books and records of the Acquired Business and all information relating to the accounting, business, financial and tax affairs of the Acquired Business in existence on the Closing Date or which come into existence after the Closing Date, but relate to the Acquired Business prior to the Closing Date (such books, records and information hereafter referred to as the "Historical Documentation") for a period of six (6) years thereafter, or for any longer period (i) as may be required by any federal, state, local or foreign governmental body or agency; (ii) as may be reasonably necessary with respect to the prosecution or defense of any audit, suit, action, litigation or administrative arbitration or other proceeding or investigation that is then pending or threatened or (iii) that is equivalent to the period established by any applicable statute of limitations (or any extension or waiver thereof) with respect to matters pertaining to taxes. Buyer agrees not to destroy any books, records or other documents containing such information without the prior written consent of Zila. Buyer shall afford to Zila and its employees, counsel and other authorized representatives (i) complete access, at all reasonable times to the books and records of the Acquired Business and all information relating to such accounting, business, financial or tax affairs relating to the Acquired Business, concerning (x) any matter relating to this Agreement; (y) any business of the Acquired Business prior to the Closing or (z) other business of Seller where Acquired Business information is required and
(ii) reasonable services of Buyer's employees to assist Seller or Zila with respect to such matters. The Seller agrees to remove all documents and records not related to the Acquired Business or the FS Business from the Acquired Business' facilities within seven (7) days following the Closing Date.

                  7.2.5. Cooperation on Tax Matters. Buyer and Seller agree to furnish or cause to be furnished to each other, as promptly as practicable, such information and assistance relating to the Acquired Business as is reasonably necessary for the preparation and filing of any return, claim for refund or other required or optional filings relating to tax matters, for the preparation for and proof of facts during any tax audit, for the preparation of any tax protect, for the prosecution or defense of any suit or other proceeding relating to tax matters and for the answer to any governmental or regulatory inquiry relating to tax matters.

8.       CONDITIONS TO THE OBLIGATION OF BUYER.

         The obligation of Buyer to purchase the Purchased Assets shall be subject to the fulfillment at or prior to the Closing Date of each of the following conditions, each of which is for the benefit of Buyer and any one (1) or more of which may be waived by Buyer:

         8.1. Accuracy of Representations and Warranties and Compliance With Obligations.

                  A. The representations and warranties of Zila and Seller contained in this Agreement shall have been true and correct at and as of the date hereof, and they shall be true and correct at and as of the Closing Date with the same force and effect as though made at and as of that time.

                  B. Zila and Seller shall have performed and complied with all of their obligations required by this Agreement to be performed or complied with at or prior to the Closing Date.

                  C. Zila and Seller shall each deliver to Buyer a Certificate in the form of EXHIBIT D hereto, certifying that each of the conditions to the obligations of Buyer to purchase the Purchased Assets from Seller which is set forth in Section 8 of this Agreement has been satisfied.

         8.2. Bill of Sale. Zila and Seller shall have executed and delivered the Bill of Sale.

         8.3. Assignment and Assumption Agreement. Zila and Seller shall have executed and delivered the Assignment and Assumption Agreement.

         8.4. Sublease Agreement. Seller shall have executed and delivered the Sublease Agreement.

         8.5. Distribution Agreement. Seller shall have executed and delivered the Distribution Agreement.

         8.6. Opinions of Counsel. Buyer shall have received an opinion dated the Closing Date from Quarles & Brady Streich Lang, LLP, counsel for Seller, substantially in form and substance as set forth on EXHIBIT J-1 attached hereto. Buyer shall have received an opinion dated the Closing Date from Frost Brown Todd LLC, counsel for Seller, substantially in form and substance as set forth on EXHIBIT J-2 attached hereto.

         8.7. Receipt of Necessary Consents. All necessary consents or approvals of third parties to any of the transactions contemplated hereby, the absence of which would have a material adverse effect on Buyer's rights hereunder, shall have been obtained and shown by written evidence reasonably satisfactory to Buyer or reasonable efforts to obtain such consents or approvals shall have been demonstrated to Buyer by such evidence.

         8.8. No Adverse Litigation. There shall not be pending or threatened any action or proceeding by or before any court or other governmental body which shall seek to restrain, prohibit or invalidate the sale of the Purchased Assets to Buyer or any other transaction contemplated hereby, or which might affect the right of Buyer to own the Purchased Assets or to operate the business formerly operated by Seller and which, in the judgment of Buyer, makes it inadvisable to proceed with the purchase of the Purchased Assets.

         8.9. Restrictive Covenant Agreements. Zila and Seller shall have each entered into a restrictive covenant agreement (the "Zila Restrictive Covenant Agreement") with Buyer, substantially in the form of EXHIBIT K hereto. In addition, Zila, Seller and the FS Buyer shall have executed and delivered the transition agreement (the "Transition Agreement"), substantially in the form of EXHIBIT L hereto.

         8.10. Directors Resolutions; Good Standing. Seller shall have delivered to Buyer a certificate evidencing the good standing of Seller as of a recent practicable date, and a certified copy of the resolutions of the Directors of Seller (and Seller's shareholders if required by Seller's organizational documents) approving the execution, delivery and performance by Seller of this Agreement and all the other transactions to be taken by Seller contemplated herein.

         8.11. Relationship With 3M. Buyer shall have received comfort to its satisfaction (e.g., through a consent to the assignment of an existing supply agreement or the execution of a new supply agreement) on or before the Closing Date that Buyer will have in place as of Closing a continuing relationship with the Minnesota Mining and Manufacturing Company.

9.       CONDITIONS TO OBLIGATION OF SELLER.

         The obligation of Seller to sell the Purchased Assets shall be subject to the fulfillment at or prior to the Closing Date of each of the following conditions, each of which is for the benefit of Seller any one (1) or more of which may be waived by Seller:

         9.1. Promissory Notes, Security Agreements and Pledge Agreement. Buyer shall have executed and delivered the (i) the Senior Notes; (ii) Senior Security Agreement; (iii) the Junior Note; (iv) the Junior Security Agreement and (v) the Pledge Agreement.

         9.2. Accuracy of Representations and Warranties and Compliance With Obligations.

                  A. The representations and warranties of Buyer contained in this Agreement shall have been true and correct at and as of the date hereof, and they shall be true and correct at and as of the Closing Date with the same force and effect as though made at and as of that time.

                  B. Buyer shall have performed and complied with all of their respective obligations required by this Agreement to be performed or complied with at or prior to the Closing Date.

                  C. Buyer shall each deliver to Seller a Certificate in the form of EXHIBIT D hereto, certifying that each of the conditions to the obligations of Seller to sell the Purchased Assets to Buyer which is set forth in Section 9 of this Agreement has been satisfied.

         9.3. Assignment and Assumption Agreement. Buyer shall have executed and delivered the Assignment and Assumption Agreement.

         9.4. Transition Agreement. Buyer and FS Buyer shall have entered into the Transition Agreement.

         9.5. Opinion of Counsel. Seller shall have received an opinion, dated the Closing Date, from Morris, Manning & Martin, L.L.P., counsel to Buyer, substantially in form and substance as set forth in EXHIBIT M attached hereto.

         9.6. No Adverse Litigation. There shall not be pending or threatened any action or proceeding by or before any court or other governmental body which shall seek to restrain, prohibit or invalidate the sale of the Purchased Assets by Seller or any other transaction contemplated hereby or which, in the judgment of Seller, makes it inadvisable to proceed with the sale of the Purchased Assets.

         9.7. Lender Approval. Seller shall have obtained the approval of its lender, Congress Financial Corporation (Western), to the sale of the Acquired Business.

10.      ADDITIONAL AGREEMENTS.

         10.1. Execution of Further Documents. From and after the Closing, upon the reasonable request of Buyer, Seller shall execute, acknowledge and deliver all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may be required to convey and transfer to and vest in Buyer and protect its rights, title and interest in the Purchased Assets and as may be appropriate otherwise to carry out the transactions contemplated by this Agreement.

         10.2. Nonassignable Contracts. To the extent that the assignment hereunder by Seller to Buyer of any contract, commitment, license, lease or other agreement of Seller (the "Contracts") is prohibited or is not permitted without the consent of any other party to the Contract, this Agreement shall not be deemed to constitute an assignment of any such Contract if such consent is not given or if such assignment otherwise would constitute a breach of, or cause a loss of contractual benefits under, any such Contract, and Buyer shall assume no obligations or liabilities thereunder. Prior to the Closing, Seller shall advise Buyer promptly in writing with respect to any Contract as to which it knows it will not receive any required consent. Without in any way limiting Seller's obligation pursuant to Section 8.8 to make efforts to obtain all consents and waivers necessary for the sale, transfer, assignment and delivery of the Contracts and the Purchased Assets to Buyer hereunder, if any such consent is not obtained or if such assignment is not permitted irrespective of consent and the Closing hereunder is consummated, Seller shall, if requested by Buyer, cooperate with Buyer in any reasonable arrangement designed to provide Buyer with the rights and benefits (subject to the obligations) under the Contract, including, if reasonably requested by Buyer, by enforcing for the benefit of Buyer any and all rights of Seller against any other person arising out of breach or cancellation by such other person, acting as an agent on behalf of Buyer, subcontracting to Buyer the right to perform under the Contract on the same economic terms as applied to Seller prior to the Closing and acting as Buyer shall otherwise reasonably require, in each case at Buyer's expense.

         10.3. Announcements. Seller and Buyer shall work together before and after the Closing to coordinate the preparation and mailing by each of any announcements each of them desires to make to customers relating to this transaction at or following the Closing.

         10.4. Sales Taxes on Acquisition. Notwithstanding anything to the contrary elsewhere in this Agreement, all transfer, documentary, sales, use, stamp, registration and other such taxes and fees (including penalties and interest) incurred in connection with this Agreement (including the acquisition by Buyer of the Acquired Business and the Purchased Assets) shall be paid by Zila or the Seller when due, and Zila or the Seller will, at its own expense, file all necessary tax returns and other documentation with respect to such transfer, documentary, sales, use, stamp, registration and other taxes and fees.

         10.5. Disclosure. Zila, Seller, and Buyer each agree not to issue any press release or make any public announcement or other disclosure to competitors, customers, employees or any other person (except to employees and agents on a need-to-know basis in order to complete the transactions contemplated by this Agreement and who agree to maintain the confidentiality of the disclosed information) concerning this Agreement except as required by law or with the advance written approval of the other parties, which approval will not be unreasonably withheld.

11.      INDEMNIFICATION.

         11.1. Agreement by Seller to Indemnify. Zila and Seller, jointly and severally, agree to indemnify and hold harmless Buyer and its officers, directors, shareholders, successors and assigns (collectively, the "Seller Indemnified Parties") in respect of the aggregate of all indemnifiable damages caused to the Acquired Business or any of the Seller Indemnified Parties. The parties agree that the indemnification provisions set forth in this Article 11 are the sole remedy for any claims of the Seller Indemnified Parties relating to the Acquired Business or Purchased Assets and this Agreement; provided, however, nothing in this Section 11 shall preclude Buyer from seeking damages that arise from fraud.

                  11.1.1. For this purpose, "indemnifiable damages" caused to the Acquired Business or any of the Seller Indemnified Parties means the aggregate of all expenses, losses, penalties, costs, deficiencies, liabilities and damages (including related reasonable and necessary counsel fees and expenses) incurred or suffered by the Acquired Business or any of the Seller Indemnified Parties (in each case net of any insurance or other third-party recoveries) resulting from:

                          A. The breach of any representation or warranty made
by Zila and Seller in or pursuant to Section 4 of this Agreement;

                          B. The breach of any of the covenants or agreements
made by Zila or Seller in this Agreement, including the ancillary documents to be executed and/or delivered by Zila or Seller;

                          C. The failure of Seller to pay, discharge or perform
any liability or obligation of Seller which is not an Assumed Liability;

                          D. Any actions, claims, proceedings, demands,
grievances or disputes brought or initiated by third parties against the Acquired Business or any of the Seller Indemnified Parties in connection with an Excluded Liability;

                          E. The conduct of the Acquired Business by Seller
through and including the Closing Date;

                          F. Any actions, claims, proceedings, demands,
grievances or disputes brought or initiated by third parties against the Acquired Business or any of the Seller Indemnified Parties in connection with any Plan (as defined in Section 4.17.1) or any Seller Employee Liabilities (as defined in Section 4.16.1.C);

                          G. The total cost of any inventory that is a Purchased
Asset and that is determined to be Heat Sensitive Inventory on or after the date hereof, including any additional costs for handling and reshipping replacement products to customers. "Heat Sensitive Inventory" means any Eastman Kodak Company anesthesia, that is a Purchased Asset, which is determined to be unusable as a result of exposure to excessive heat (this determination shall be made pursuant to a written evaluation from Eastman Kodak Company, or another qualified lab as may be reasonably approved by the Buyer). The Buyer shall have the right to have all of the Heat Sensitive Inventory evaluated in the event that the Buyer determines in good faith that such products are being returned at an unusually high rate relative to the normal historic return rate of the Acquired Business;

                          H. The total cost of any inventory that is a Purchased
Asset and that is determined to be Expired Inventory within the twelve (12) month period ending on the first (1st) anniversary of the Closing Date (the "Measurement Period"). "Expired Inventory" means any inventory that expires during the Measurement Period. Buyer shall not submit to Seller and/or Zila requests for reimbursement for Expired Inventory more frequently than quarterly; or I. Any actions, claims, proceedings, demands, grievances or disputes brought or initiated by third parties against the Acquired Business or any of the Seller Indemnified Parties in connection with the lawsuit filed by the Environmental Law Foundation against the Seller and certain other defendants in the Superior Court of the State of California for the County of San Franciso (Case No. 316647) relating to alleged violations of the Safe Drinking Water and Toxic Enforcement Act of 1986.

                  11.1.2. The foregoing obligation of Zila and Seller to indemnify the Seller Indemnified Parties shall be subject to each of the following principles or qualifications:

                          A. Each of the representations and warranties made by
Zila and Seller in Section 4 of this Agreement or pursuant hereto, shall survive until May 31, 2003, notwithstanding any investigation at any time made by or on behalf of Buyer, and thereafter all such representations and warranties shall be extinguished; provided, however, that the representations and warranties made by Zila and Seller to the extent they relate to Seller's title to the Purchased Assets shall survive forever; the representations and warranties made by Seller to the extent they relate to any Plan or Seller Employee Liabilities shall survive until no possible liability with respect thereto can be asserted; and that the representations and warranties made by Seller in Section 4.4 hereof ("Tax Matters") shall in each case survive until the applicable statute of limitations expires.

                          B. No claim for the recovery of indemnifiable damages
pursuant to Section 11.1.1.A may be asserted by any of the Seller Indemnified Parties against Seller or its successors in interest after such representations and warranties shall be thus extinguished; provided, however, that claims first asserted in writing within the applicable period shall not thereafter be barred. In addition, the Seller shall have no liability with respect to indemnifiable damages until the total of all such damages exceeds Eighty Thousand and No/100 Dollars ($80,000.00) in which event Buyer shall be entitled to claim the total amount of such damages; provided, however, any claim brought pursuant to Sections 11.1.1.C, 11.1.1.D, 11.1.1.F, 11.1.1.G, 11.1.1.H and 11.1.1.I shall not be subject to this limitation. Notwithstanding the foregoing, in no event shall the aggregate liability of Zila and Seller under this Section 11 exceed the Purchase Price.

                          C. Notwithstanding any prior provision of this
Agreement to the contrary, to the extent that there exists, or there shall arise, any "Seller Controlled Group Plan Liability", as that term is defined in
Section 4.17.3 of this Agreement, the Seller shall indemnify and hold harmless Buyer and their subsidiaries, any successors or assigns thereto, and all employees, officers, directors, agents, independent contractors and other persons affiliated with Buyer and/or its subsidiaries or its successors and assigns (herein the "Indemnitees") from and against any and all such liabilities, and any losses, damages, claims, liabilities, actions, suits, proceedings and costs and expenses of defense thereof, including reasonable attorneys' fees, and the Seller shall take any action reasonably requested by Buyer to prevent the imposition of such liability. Notwithstanding any provision of this Agreement to the contrary, to the extent that there exists, or there shall arise, any Seller Employee Liabilities (as defined in Section 4.16.1.C) as of and from and after the Closing Date, the Seller shall indemnify and hold harmless the Indemnitees from and against any and all such liabilities, and any losses, damages, claims, liabilities, actions, suits, proceedings and costs and expenses of defense thereof, including reasonable attorneys' fees, and the Seller shall take any action reasonably requested by Buyer to prevent the imposition of such liability. Notwithstanding any provision of this Agreement to the contrary, the indemnification of the preceding two (2) sentences shall survive the Closing Date and shall remain in effect until no Seller Controlled Group Plan Liability and no Seller Employee Liabilities could possibly be asserted against any of the Indemnitees.

         11.2. Agreements by Buyer to Indemnify. Buyer agrees to indemnify and hold Seller and Zila and each of their respective officers, directors, shareholders, successors and assigns

(collectively, for purposes of this Section 11.2, "Seller") harmless in respect of the aggregate of all indemnifiable damages of Seller.

                  11.2.1. For this purpose, "indemnifiable damages" of Seller means the aggregate of all expenses, losses, costs, deficiencies, liabilities and damages (including related counsel fees and expenses) incurred or suffered by Seller (in each case net of any insurance or other third party recoveries) from:

                          A. The breach of any representation or warranty made
by Buyer pursuant to Section 5 of this Agreement;

                          B. The breach of any of the covenants or agreements
made by Buyer in this Agreement, including the ancillary documents to be executed and/or delivered by Buyer;

                          C. The failure of Buyer to pay, discharge and perform
the Assumed Liabilities in accordance with their terms;

                          D. Any actions, claims, proceedings, demands,
grievances or disputes brought or initiated by third parties against the Seller in connection with the Assumed Liabilities, and in connection with Buyer's employment practices and contractual obligations to third parties after the Closing Date; and

                          E. The conduct of the Acquired Business by Buyer after
the Closing Date.

                  11.2.2. The foregoing obligation of Buyer to indemnify Seller shall be subject to each of the following principles or qualifications:

                          A. Each of the representations and warranties made by
Buyer in Section 5 of this Agreement shall survive until May 31, 2003, and thereafter all such representations and warranties shall be extinguished.

                          B. No claim for the recovery of indemnifiable damages
pursuant to Section 11.2.1.A may be asserted by Seller against Buyer or its successors in interest after such representations and warranties shall be thus extinguished; provided, however, that claims first asserted in writing within the applicable period shall not thereafter be barred.

         11.3. Matters Involving Third Parties. If any third party shall notify Buyer or Seller (the "Indemnified Party") with respect to any matter which may give rise to a claim for indemnification against any other Party (the "Indemnifying Party") under this Section 11 then the Indemnified Party shall notify each Indemnifying Party thereof promptly; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any liability or obligation hereunder unless (and then solely to the extent that) the Indemnifying Party thereby is damaged.

         If any Indemnifying Party notifies the Indemnified Party within fifteen
(15) days after the Indemnified Party has given notice of the matter that the Indemnifying Party is assuming the defense thereof, then:

                  A. The Indemnifying Party will defend the Indemnified Party against the matter with counsel of its choice satisfactory to the Indemnified Party;

                  B. The Indemnified Party may retain separate co-counsel at its sole cost and expense (except that the Indemnifying Party will be responsible for the fees and expenses of the separate co-counsel to the extent the Indemnified Party concludes that the counsel the Indemnifying Party has selected has a conflict of interest);

                  C. The Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the matter without the written consent of the Indemnifying Party (not to be withheld or delayed unreasonably); and

                  D. The Indemnifying Party will not consent to the entry of any judgment with respect to the matter, or enter into any settlement which does not include a provision whereby the plaintiff or claimant in the matter releases the Indemnified Party from all liability with respect thereto, without the written consent of the Indemnified Party (not to be withheld or delayed unreasonably).

         If no Indemnifying Party notifies the Indemnified Party within fifteen
(15) days after the Indemnified Party has given notice of the matter that the Indemnifying Party is assuming the defense thereof, then the Indemnified Party may defend against, or enter into any settlement with respect to, the matter in any manner it may deem appropriate.

         11.4. Other Agreements. Any indemnification obligations which Zila and Seller may have to Buyer for damages hereunder may, at Buyer's sole discretion, be offset against any payments due to the Seller pursuant to the Junior Note (beginning with the first payment after the date an indemnification payment is due and continuing with each subsequent payment thereafter), and thereafter against the Senior Note B in the event that Buyer has no further payment obligations under the Junior Note, including, but not limited to, any indemnification obligations of Seller pursuant to Section 11.1 hereof. In the event that Buyer becomes aware of a claim or a substantial likelihood of a claim, Buyer may withhold an amount reasonably anticipated to be incurred due to such claim from any future payments due under the Junior Note, or the Senior Note B if applicable, until resolution of such claim.

12.      MISCELLANEOUS.

         12.1. Brokers' Commission. Buyer will indemnify and hold harmless Seller from the commission, fee or claim of any person, firm or corporation employed or retained or claiming to be employed or retained by Buyer to bring about, or to represent it in, the transactions contemplated hereby. Seller will indemnify and hold harmless Buyer from the commission, fee or claim of any person, firm or corporation employed or retained or claiming to be employed or retained by Seller to bring about, or to represent them in the transactions contemplated hereby.

         12.2. Amendment and Modification. The Parties hereto may amend, modify and supplement this Agreement in such manner as may be agreed upon by them in writing.

         12.3. Termination.

                  12.3.1. Anything to the contrary herein notwithstanding, this Agreement may be terminated and the transactions contemplated hereby may be abandoned:

                          12.3.1.1. By the mutual written consent of all of the
Parties hereto at any time prior to the Closing Date;

                          12.3.1.2. Unless terminated pursuant to Section
12.3.1.1, by any Party in the event of the breach by any other Party of any provision of this Agreement, which breach is not remedied by the breaching Party within ten (10) days after receipt or notice thereof from the terminating party;

                          12.3.1.3. Unless terminated pursuant to Section
12.3.1.1, by any Party hereto if the Closing has not taken place by December 20, 2001. If this Agreement is terminated pursuant to clause 12.3.1.1 of this
Section 12.3.1, no Party shall have any liability for any costs, expenses, loss of anticipated profit or any further obligation for breach of warranty or otherwise to any other Party to this Agreement. Any termination of this Agreement pursuant to clauses 12.3.1.2 or 12.3.1.3 of this Section 12.3.1 shall be without prejudice to any other rights or remedies of the respective parties

                  12.3.2. The risk of any loss to the properties to be sold by Seller hereunder and all liability with respect to injury and damage occurring in connection therewith shall be the sole responsibility of Seller until the completion of the Closing. If, in the opinion of Buyer, any material part of said properties shall be damaged by fire or other casualty prior to the completion of the Closing hereunder, then Buyer shall have the right and option:

                          12.3.2.1. To terminate this Agreement, without
liability to any party thereto; or

                          12.3.2.2. To proceed with the Closing hereunder, in
which event such casualty shall not constitute a breach by Seller of any representation, warranty or covenant in this Agreement, and Buyer shall be entitled to receive and retain the insurance proceeds arising from such casualty reasonably allocable to such properties that would otherwise constitute Purchased Assets as mutually agreed by Buyer and Seller.

         12.4. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns, heirs and legal representatives. This Agreement may not be assigned by Buyer, jointly and severally, except to another corporation controlled by or under common control with Buyer. In any such event, Buyer, jointly and severally, shall remain directly liable for all undertakings and obligations hereunder. This Agreement, including any rights to receive payments hereunder, may not be assigned by Seller except to its shareholders upon a dissolution or liquidation of Seller.

         12.5. Entire Agreement. This Agreement and the exhibits and schedules attached hereto contain the entire agreement of the parties hereto with respect to the purchase of the Purchased Assets and the other transactions contemplated herein, and supersede all prior understandings and agreements of the parties with respect to the subject matter hereof. Any reference herein to this Agreement shall be deemed to include the schedules and exhibits attached hereto.

         12.6. Headings. The descriptive headings in this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

         12.7. Execution in Counterparts and Facsimile Signatures. This Agreement and all ancillary documents may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together will constitute one and the same instrument. The counterparts of this Agreement and all ancillary documents may be executed and delivered by facsimile signature by any of the Parties to any other Party and the receiving Party may rely on the receipt of such document so executed and delivered by facsimile as if the original had been received.

         12.8. Notices. Any notice, request, information or other document to be given hereunder to any of the Parties by any other Party shall be in writing and delivered personally or sent by facsimile or certified or registered mail, postage prepaid, as follows:

                  If to Seller, addressed to:

                                    Ryker Dental of Kentucky, Inc.
                                    c/o Zila, Inc.
                                    5227 North 7th Street
                                    Phoenix, Arizona 85014
                                    Attention:  Joseph Hines

                  If to Zila, addressed to:

                                    Zila, Inc.
                                    5227 North 7th Street
                                    Phoenix, Arizona 85014
                                    Attention:  Joseph Hines

                  With a copy to:

                                    Quarles & Brady Streich Lang, LLP
                                    Renaissance One
                                    Two North Central Avenue
                                    Phoenix, Arizona 85004
                                    Attention:  Robert Bornhoft, Esq.

                  If to Buyer, addressed to:

                                    PracticeWares, Inc.
                                    c/o ProLog Logistics, Inc.
                                    7345 Mission Gorge Road
                                    Suite G
                                    San Diego, California 92120
                                    Attention:  Greg Jones

                  With copy to:

                                    Sanders Morris Harris, Inc.
                                    600 Travis, Suite 3100
                                    Houston, Texas 77002
                                    Attention:  Charles L. Davis

                                    Morris, Manning & Martin, L.L.P.
                                    3343 Peachtree Road, N.E.
                                    Suite 1600
                                    Atlanta, Georgia 30326
                                    Attention:  Richard L. Haury, Jr., Esq.

Any party may change the address to which notices hereunder are to be sent to it by giving written notice of such change of address in the manner herein provided for giving notice. Any notice delivered personally shall be deemed to have been given on the date it is so delivered, and any notice delivered by registered or certified mail shall be deemed to have been given on the date it is received or refused, if delivery is refused.

         12.9. Governing Law/Consent to Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to contracts made and to be performed herein. With respect to any dispute, controversy or claim arising out of, relating to or in connection with, this Agreement, or the breach, termination or validity hereof, the parties shall first attempt to resolve the matter in good faith for a period of fourteen (14) days, thereafter, any such dispute, controversy or claim shall be finally settled by arbitration conducted in accordance with this Section. The arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the "AAA") in effect at the time of the arbitration, except as they may be modified herein or by mutual agreement of the parties. The seat of the arbitration shall be Sacramento, California and each party hereto irrevocably submits to the jurisdiction of the arbitration panel in Sacramento, California. The arbitration shall be conducted by three (3) arbitrators, at least two (2) of which are attorneys having more than seven (7) years experience in the general mergers and acquisitions field. The party initiating arbitration (the "Claimant") shall identify its arbitrator within twenty (20) days of receipt of a request for arbitration (the "Request") and shall notify the Claimant of such appointment in writing. If the Respondent fails to identify an arbitrator within such twenty (20) day period, the arbitrator named in the Request shall decide the controversy or claim as the sole arbitrator. Otherwise, the two (2) arbitrators appointed by the parties shall appoint a third (3rd) arbitrator within twenty (20) days after the Respondent has notified Claimant of the appointment of the Respondent's arbitrator. When the third (3rd) arbitrator has accepted the appointment, the two (2) party-appointed arbitrators shall promptly notify the parties of the appointment. If the two (2) arbitrators appointed by the parties fail or are unable to so appoint a third (3rd) arbitrator, then the appointment of the third (3rd) arbitrator shall be made by the AAA, which shall promptly notify the parties of the appointment. The third
(3rd) arbitrator shall act as chair of the panel. The arbitration award shall be in writing and shall be final and binding on the parties. The award may include an award of costs, including reasonable attorneys' fees and disbursements. Judgment upon the award may be entered by any court having jurisdiction thereof or having jurisdiction over the parties or their assets. Notwithstanding the foregoing, the parties may apply to any court of competent jurisdiction for a temporary restraining order, preliminary injunction, or other interim or conservatory relief, as necessary, without breach of this Section and without any abridgment of the powers of the arbitrators. The parties agree to be subject to the jurisdiction of the Superior Court of Sacramento County or United States District Court for the Eastern District of California (provided said court has subject matter jurisdiction), which shall be the exclusive venue and jurisdiction for such adjudication, and the parties hereby agree to subject themselves to the jurisdiction and venue of such court for all such purposes and agree to waive any objections thereto.

                    [SIGNATURES BEGIN ON THE FOLLOWING PAGE]

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

                                       BUYER:

                                       PracticeWares, Inc.



                                       By:/s/ Gregory Jones
                                          --------------------------
                                       Name: Gregory Jones
                                       Title: President

                                       SELLER:

                                       Ryker Dental of Kentucky, Inc.



                                       By: /s/Bradley C. Anderson
                                          --------------------------
                                       Name: Bradley C. Anderson
                                       Title:  Treasurer

                                       ZILA:

                                       Zila, Inc.



                                       By: /s/Bradley C. Anderson
                                          --------------------------
                                       Name: Bradley C. Anderson
                                       Title:  Treasurer

                                    EXHIBITS


     Exhibit A-1                      Senior Note A

     Exhibit A-2                      Senior Note B

     Exhibit A-3                      Junior Note

     Exhibit B                        Allocation Agreement

     Exhibit C-1                      Senior Security Agreement

     Exhibit C-2                      Junior Security Agreement

     Exhibit C-3                      Pledge Agreement

     Exhibit D                        Certificate of Seller

     Exhibit E                        Certificate of Buyer

     Exhibit F                        Bill of Sale

     Exhibit G                        Assignment and Assumption Agreement

     Exhibit H                        Sublease Agreement

     Exhibit I                        Distribution Agreement

     Exhibit J-1                      Opinion of Seller's Counsel

     Exhibit J-2                      Opinion of Seller's Counsel

     Exhibit K                        Zila Restrictive Covenant Agreement

     Exhibit L                        Transition Agreement

     Exhibit M                        Opinion of Buyer's Counsel